Exhibit 99.1
NEWS RELEASE

NCI Building Systems Announces Closing of Ply Gem’s
Acquisition of Environmental Materials, LLC

CARY, NC, February 20, 2019 - NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”) announced today that NCI’s Ply Gem business has closed on the previously announced acquisition of Environmental Materials, LLC (“Environmental Stoneworks”). Under the terms of the previously announced Unit Purchase Agreement, with Environmental Stoneworks and certain of its affiliates, NCI paid total consideration of approximately $187 million, including the assumption of debt and subject to post-closing adjustments, for 100% of the outstanding limited liability company interests of Environmental Stoneworks. The transaction was financed through borrowings under the Company’s asset-based revolving credit facility.
“The acquisition of Environmental Stoneworks, when combined with our existing stone businesses, positions our organization as a market leader in stone veneer. As one of the fastest growing categories of exterior cladding materials, it allows us to better serve our residential customers, while creating considerable cross selling opportunities with our commercial customers,” said James S. Metcalf, Chairman of the Board and Chief Executive Officer. “We are extremely pleased to welcome the customers and employees of Environmental Stoneworks to our family of building product solutions.”
Environmental Stoneworks is the only national manufacturer and installer of stone veneer for the residential and commercial markets. The company offers a broad range of products suitable for local preferences along with installation services to ensure a complete turnkey solution. Environmental Stoneworks has five manufacturing facilities, twenty-one installation centers and approximately 660 employees in the United States.
Advisors
Debevoise & Plimpton served as legal counsel to NCI.  BB&T Capital Markets served as the exclusive financial advisor and Davis Graham & Stubbs served as legal counsel to Environmental Stoneworks.
About NCI Building Systems
The combination of NCI and Ply Gem, headquartered in Cary, NC, established a leading exterior building products manufacturer with a broad range of products to residential and commercial customers for both new construction and repair & remodel. With a portfolio of key products which includes windows, doors, siding, metal wall and roof systems, engineered commercial buildings, insulated metal panels, stone and other adjacent products, the Company has more than 20,000 employees across 80 manufacturing, distribution and office locations throughout North America. For more information, visit www.ncibuildingsystems.com or www.plygem.com.
Contact:
K. Darcey Matthews
Vice President, Investor Relations
281-897-7785

Forward-Looking Statements
Certain statements and information in this filing may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements in this filing.
Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations, including but not limited to the ability of NCI to integrate the acquired operations, the ability to implement the anticipated business plans of the combined company and achieve anticipated benefits and cost savings, risks related to disruption of management’s attention from ongoing business operations due to the pending acquisition and the effect of the announcement of the proposed acquisition on either party’s relationships with its respective customers, vendors, lenders and businesses generally. Additionally, factors listed under “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2018 and its Transition Report on Form 10-Q for the transition period from October 29, 2018 to December 31, 2018, and the other risks and uncertainties described in documents we file from time to time with the SEC, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements contained in this filing. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.